Exhibit 10.16

Summary Information
Employee: A. John Knapp, Jr.
Location: Corporate
Date of Grant: November 18, 2005
ESOP: 1998
Exercise Price: $2.40/Share
Expiration: November 18, 2012, 12:00 a.m.
Total # Shares subject to grant: 240,000
Vesting:
* 120,000 Shares vest on December 15, 2006 (provided that Knapp is employed on September 30, 2006 and all of the conditions for vesting described in Exhibit A are satisfied. In the event that only a portion of the conditions described in Exhibit A are satisfied, a corresponding portion of the 120,000 Shares will vest in accordance with Exhibit A.)
* 120,000 Shares vest on December 15, 2007 (provided that Knapp is employed on September 30, 2006 and all of the conditions for vesting described in Exhibit B are satisfied. In the event that only a portion of the conditions described in Exhibit B are satisfied, a corresponding portion of the 120,000 Shares will vest in accordance with Exhibit B.)

STOCK OPTION AGREEMENT

This AGREEMENT is made and effective this 18th day of November, 2005 (the “Date of Grant”), between ICO, Inc., a Texas corporation (the “Company”), and A. John Knapp, Jr. (“Employee”), an employee of the Company or one of its subsidiaries.

To carry out the purposes of ICO, Inc.’s 1998 STOCK OPTION PLAN, (the “Plan”), by affording Employee the opportunity to purchase shares of the common stock of the Company (“Shares”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1. Grant of Option. The Company hereby grants to Employee the right to purchase all or any part of an aggregate of 240,000 Shares (such right to purchase 240,000 Shares at the purchase price set forth in paragraph 2 below being referred to herein as this “Option”), on the terms and conditions set forth herein and in the Plan, as such Plan may be amended or supplemented from time to time, and which Plan is incorporated herein by reference as a part of this Agreement, and subject to the conditional vesting described below. This Option shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Purchase Price. The purchase price of the Shares that may be purchased by Employee pursuant to the exercise of this Option shall be $2.40 per Share, which has been determined to be not less than the fair market value of the Shares on the Date of Grant of this Option. For the purpose of this Agreement, the “fair market value” of the Shares shall be determined in accordance with the definition of “fair market value” contained in the Plan.

3. Exercise of Option / Vesting Schedule. This Option shall vest and may be exercised, in whole or part, according to the schedule described below.

This Option may be exercised in whole or part, by written notice to the Company at its principal executive office addressed to the attention of its General Counsel, at any time and from time to time after the Date of Grant hereof, provided that the Option or portion thereof has vested and may be purchased in accordance with the following schedule:

Vesting Date	Number of Shares That Vest and May Be Purchased
December 15, 2006	Up to 120,000 Shares, contingent upon achieving the objectives described in clause (a) below and Exhibit A
December 15, 2007	Up to 120,000 Shares, contingent upon achieving the objectives described in clause (b) below and Exhibit B

(a) Options to purchase 120,000 Shares vest based on the Company’s fiscal year (“FY”) 2006 performance/service: 30,000 of these Options vest on December 15, 2006, provided that service as President & Chief Executive Officer has continued through September 30, 2006. All or a portion of 90,000 of these Options will vest on December 15, 2006 based on the Company’s performance against target in FY 2006 on the three measurements described in Exhibit A and C, and also conditioned upon Employee’s continued service as President & Chief Executive Officer through September 30, 2006.

(b) Options to purchase 120,000 Shares vest based on FY 2007 performance/service: 30,000 of these Options vest on December 15, 2007, provided that service as President & Chief Executive Officer has continued through September 30, 2007. All or a portion of 90,000 of these Options will vest on December 15, 2007 based on the Company’s performance against target in FY 2007 on the three measurements described in Exhibit B and C, and also conditioned upon Employee’s continued service as President & Chief Executive Officer through September 30, 2007.

In the event that all or a portion of the Option does not vest because the conditions set forth herein or in Exhibits A and/or B are not satisfied, the portion of the Option that does not vest will be automatically terminated on the date when it would otherwise vest, and shall not be exercisable by Employee. No portion of this Option shall not be exercisable in any event after November 18, 2012 at 12:00 a.m.

4. Withholding of Tax. To the extent that the exercise of this Option or the disposition of Shares acquired by exercise of this Option results in compensation income or wages to Employee for federal, state, or local tax purposes, if requested by Company, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or Shares as the Company may require to meet its obligations under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Share remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirements out of any cash or Shares distributable to Employee upon such exercise.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee. In the event of conflict between any of the provisions in this Agreement and provisions in the Plan, the provisions of the Plan will govern.

6. Governing Law and Dispute Resolution. This Agreement and the Option granted hereunder, shall be governed by, and construed in accordance with the laws of the State of Texas, without regard to its principles of conflicts of law. Any and all controversies, claims and differences arising out of or relating to the Option granted under this Agreement which cannot be settled by good faith negotiation between the parties will be finally settled by binding arbitration brought within three (3) months of the termination of the Option, with the date of termination to be governed by the provisions of the Plan and this Agreement. The binding arbitration will be conducted in accordance with the then existing rules of the American Arbitration Association (“AAA”), by one arbitrator. In the event of any conflict between such rules and this paragraph, the provisions of this paragraph shall govern. Upon the written demand of either party, the parties shall appoint a single arbitrator acceptable to both parties. Arbitration proceedings shall be held in Houston, Texas. The decision of the arbitrator shall be final and binding upon the parties hereto, not subject to appeal, and shall deal with the questions of interest, cost of the arbitration, and all matters relevant thereto. Judgment upon the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof as the case may be.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto and duly authorized, and Employee has executed this Agreement, to be effective as of the Date of Grant set forth above.

                            ICO, INC.

By:	/s/ Jon C. Biro
Jon C. Biro
Chief Financial Officer

                            EMPLOYEE

/s/ A. John Knapp, Jr.
A. John Knapp, Jr.

Exhibit A to Stock Option Agreement

Matrix for Vesting of FY 2006 Options

Measurement	Weighting	FY '06 Minimum	FY '06 Target	CEO pay-out at target
ICO, Inc. consolidated Operating Income				Vesting of 30,000 options
ICO, Inc. consolidated Investment turnover				Vesting of 30,000 options
ICO, Inc. consolidated ROE				Vesting of 30,000 options
Vesting over time				Vesting of 30,000 options
Total				Vesting of 120,000 options

See Exhibit C for explanation of measurement definitions, vesting calculation information, and additional provisions regarding vesting.

Exhibit B to Stock Option Agreement

Matrix for Vesting of FY 2007 Options

Measurement	Weighting	FY '07 Minimum	FY '07 Target	CEO pay-out at target
ICO, Inc. consolidated Operating Income				Vesting of 30,000 options
ICO, Inc. consolidated Investment turnover				Vesting of 30,000 options
ICO, Inc. consolidated ROE				Vesting of 30,000 options
Vesting over time				Vesting of 30,000 options
Total				Vesting of 120,000 options

See Exhibit C for explanation of measurement definitions, vesting calculation information, and additional provisions regarding vesting.

Exhibit C to Stock Option Agreement

Explanation of Measurement Definitions and Summary of Terms of Proposed Option Grants

Measurement definitions

•
“Operating Income”: Earnings before interest and taxes, excluding non-recurring charges. Note that Operating Income shall include expenses for bonuses payable to the CEO, Group Presidents and CFO pursuant to the incentive plans applicable to them. Non-recurring charges that are excluded from the calculation of Operating Income shall consist of impairment, restructuring and other charges included in ICO's audited financial statements. Additionally, Operating Income shall exclude, on a pro-forma basis, the effect of discontinued operations (including plants that are shut down).

•
“Investment turnover”: Trailing twelve months revenue divided by the “Average Invested Capital Base” for the previous thirteen month-end periods. “Average Invested Capital Base” is defined as the average total assets minus current liabilities, excluding funded debt (i.e. interest bearing debt.), calculated using the previous thirteen month-end periods.

•
“ROE”: Net income from continuing operations, minus preferred dividends (whether paid or accrued towards Convertible Preferred Stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of Convertible Preferred Stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the prior year-end balance (e.g. for FY 2006 calculation the FY 2005 previous year end-balance plus the four quarter-end balances of fiscal year 2006).

Additional Terms of Option Grants

•
Actual results between the "minimum" and "target" are interpolated assuming zero Options vest if the actual results equal the results described in the "minimum" column, and 100% of the Options in a given measurement row vest if the results equal or exceed the “target” column (therefore the midpoint between the "minimum" and the "target" results in any given measurement row result in 50% of the Options at target being vested).

•
Upon the circumstances described in Section 6.1 of the 1998 Employee Stock Option Plan (sale or merger of the Company), unvested Options shall vest in accordance with Section 6.1, with the following exception: the Options referenced in the row in both Exhibits A and B entitled "Vesting over time" above shall only vest in proportion to service as CEO & President as of the date of the sale or merger (e.g. if a sale or merger was to close on January 1, 2007, only 3/12ths of the CEO’s 30,000 Options referenced in the row entitled “Vesting over time” for FY 2007 would vest).